Exhibit 99-B.8.146 SECOND AMENDMENT
To
SELLING AND SERVICES AGREEMENT
and
FUND PARTICIPATION AGREEMENT

THIS SECOND AMENDMENT to the Selling and Services Agreement and Fund
Participation Agreement ("Second Amendment") is made and entered into as of the 1st day of
July, 2005, by and between ING Life Insurance and Annuity Company ("ING Life"), ReliaStar
Life Insurance Company ("ReliaStar"), ReliaStar Life Insurance Company of New York
("ReliaStar New York") (collectively, the "Insurer(s)"), ING Financial Advisers, LLC ("ING
Financial") (together with Insurers referred to collectivelyas "ING"), and Allianz Global Investors
Distributors LLC (formerly PIMCO Advisors Distributors LLC ("Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

WHEREAS, ING and the Distributor are parties to a Selling and Services Agreement and
Fund Participation Agreement dated as of March 11, 2003, as amended to date ("Agreement");
and

WHEREAS, the parties now desire to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein the parties agree as follows:

1. The Insurers desire to add the administrative Class shares ("Admin Share") of the
Allianz CCM Capital Appreciation Fund ("CapAp Fund") to the coverage of the Agreement.
Therefore:

(a) For the purposes of the Agreement and subject to the provisions of this Second
Amendment, "shares" shall include the CapAp Fund Admin Shares;

(b) The Servicing Fees pursuant to Section 4 of the Agreement for the CapAp Fund Admin
Shares shall be at the annual rate of ____%; and

(c) For the purposes of Section 5 of the Agreement, CapAp Fund Admin Shares shall be treated as if they were Class A Shares.

2. Exhibit II of the Agreement shall be amended as follows:

(a) For all Funds currently listed on Exhibit II, the word "PIMCO" in the name of each such Fund shall be changed to "Allianz"; and

(b) The PIMCO GNMA Fund, the PIMCO Real Return Fund and the PMCO Total Return
Fund shall be added to Exhibit II.

3.	A new Section 15 shall be added to the Agreement and it shall read in its entirety as follows:

"Anti-Money Laundering. Each party to this Agreement herebyagrees to abide by and comply with all applicable anti-money laundering laws and regulations including the Anti-Money Laundering and Abatement Act and relevant provisions of the USA Patriot Act of 2001. Each party represents that it has established an
Anti-Money Laundering Program that is reasonably calculated to complywith all material aspects of the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations. Each party also hereby agrees to take action to comply with any new or additional anti-money laundering regulations.
ING Financial certifies that it has adopted and applies a Customer Identification
Program reasonably calculated to comply with applicable legal requirements.
Unless otherwise prohibited by applicable law, ING agrees to notify the
Distributor promptly whenever, with respect to any such investor, it detects potential indications of any: (i) suspicious activity that would require a broker/dealer or bank (as applicable) to file a suspicious activity report or (ii)
Office of Foreign Asset Control matches.

4.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Second Amendment shall be effective as of July 1, 2005.

5.	This Second Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Second
Amendment.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the date set forth above.

ING LIFE INSURANCE AND ANNUITY		ING FINANCIAL ADVISERS LLC
COMPANY

By:	/s/ Laurie M. Tillinghast	By:	/s/ Christina Lareau
Name:	Laurie M. Tillinghast	Name:	Christina Lareau
Title:	Vice President	Title:	Vice President
Date:	June 30, 2005	Date:	July 1, 2005

RELIASTAR LIFE INSURANCE		RELIASTAR LIFE INSURANCE
COMPANY		COMPANY OF NEW YORK

By:	/s/ Laurie M. Tillinghast	By: /s/Laurie M. Tillinghast
Name:	Laurie M. Tillinghast	Name:	Laurie M. Tillinghast
Title:	Vice President	Title:	Vice President
Date:	June 30, 2005	Date:	June 30, 2005

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS
LLC (formerly PIMCO ADVISORS DISBRIBUTORS LLC)

By:	/s/ E. Blake Moore, Jr
Name:	E. Blake Moore, Jr
Title:	Managing Director/CEO
Date:	July 12, 2005